                                  Exhibit 99.4(ix)
               Distribution Agreement - Bid-Com International Inc.

                             DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the 17th day of November, 1998 between Micra Soundcards Inc., a corporation incorporated under the laws of the Province of Ontario ("MICRA"), and Bid.Com International Inc., a corporation incorporated under the laws of the Province of Ontario ("BID.COM").

WHEREAS MICRA has developed a card (the "SoundCard") which will carry (i) an image of an athlete or other notable person, and (ii) an audio or video recording concerning that person. MICRA has also developed a playback unit (the "Player") with the ability to play back the audio recording on the SoundCard;

AND WHEREAS through the registration of patents and other means of protecting intellectual property, MICRA has taken such steps as it has deemed necessary to ensure that (i) it has all necessary intellectual property rights to make and distribute the SoundCard and Player, and (ii) the SoundCard and Player do not offend or infringe any other person's intellectual property rights;

AND WHEREAS MICRA will use its commercially reasonable efforts to ensure that all licences and rights it deems necessary are obtained for the use of the intellectual and proprietary property embodied in all SoundCards distributed pursuant to this agreement.

NOW THEREFORE IN CONSIDERATION of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Distributorship

MICRA grants to BID.COM:

(a) the exclusive, world-wide right to market, distribute and sell the Player (or any other player using technology owned or controlled by MICRA) through the Internet and any other form of computer-assisted electronic commerce, whether via cable, satellite and other means through televisions, computers and other receivers (collectively, "Electronic Distribution");


(b) the exclusive, world-wide right to market, distribute and sell selected SoundCards through Electronic Distribution (the parties intend to jointly agree on the series and individual SoundCards most likely to be successful for the purposes of this provision); and

(c) the right of first opportunity to negotiate, on a case by case basis, the non-exclusive, world-wide right to market, distribute and sell the Player (or any other player using technology owned or controlled by MICRA) and selected SoundCards manufactured by MICRA through means of trade or distribution other than Electronic Distribution; provided that, for greater certainty, this paragraph (c) shall not impact, limit, restrict or otherwise affect MICRA's ability to consummate any marketing, distribution or sales arrangements or agreements entered into or being pursued by MICRA as of the date hereof.

Subject to the terms of this agreement, MICRA will offer for sale to BID.COM all SoundCards which are available for distribution or sale except certain "proprietary" SoundCards manufactured for the exclusive use of specific customers of MICRA for the purpose of promoting their products or services and BID.COM hereby acknowledges and agrees that such SoundCards will not be offered to it for sale.

2.       No Rights of Ownership

The grant of the right to market, distribute and sell the Player and SoundCards contemplated by Section 1 shall not include or create any right or interest of BID.COM in the Player or SoundCards or give BID.COM the right to modify or make alterations or improvements thereto or otherwise reverse engineer or disassemble the Player or SoundCards.

3.       Term of Agreement

Subject to the provisions of Section 8 of this agreement, the rights granted to BID.COM under this agreement will continue until December 31, 2001. This agreement shall be automatically renewed for consecutive terms of two years subject to notice of intention not to renew given by either party at least six months prior to the expiration of the original or any renewal term.

4.       Purchase by BID.COM

(1)      BID.COM will:

(a) within 30 days of receipt of notification from MICRA that such SoundCards have been approved for distribution, purchase at least 100,000 Players and 100,000 SoundCards with the image of and a recording about Michael Jordan;


(b) place orders for additional Players and other SoundCards at the earliest appropriate opportunity following the completion by MICRA of arrangements necessary to manufacture and market those SoundCards;

(c) meet with MICRA every three months during the first year of the initial term of this agreement and every six months thereafter to determine and establish commercially reasonable quarterly sales targets;

(d) not remove or allow any employee or agent of BID.COM to remove any of MICRA's product identifications or copyright, trademark or patent notifications;

(e) give prominence to the MICRA trademark notice on all marketing materials it produces as part of its promotional efforts; and

(f) not market, distribute or sell or offer to market, distribute or sell any other "talking trading card" or product reasonably similar to or competitive with the SoundCards.

(2)      MICRA will:

(a) ensure that all licences and rights as it deems necessary are obtained for the manufacture and marketing of the Players and SoundCards;

(b) provide a minimum one year replacement or full refund warranty on all SoundCards and Players;

(c) make the necessary arrangements to ensure the availability of the SoundCards and Players in sufficient quantities to meet BID.COM's orders promptly;

(d) sell Players to BID.COM at U.S. $2.50 per unit and sell SoundCards at commercially reasonable prices to be negotiated between BID.COM and MICRA in good faith based on the guidelines set forth in the attached Schedule "A"; and

(e) not sell or offer to sell the Players and SoundCards to other purchasers at prices and on terms that are materially higher or less favourable than the price and terms offered to BID.COM for the same products and similar quantities thereby resulting in a competitive disadvantage.

The quantities ordered by BID.COM will be in commercially reasonable amounts given the methods of marketing used by it. BID.COM understand that (i) there will be a minimum order quantity of 50,000 SoundCards for each order of SoundCards, (ii) delivery and payment will be F.O.B. MICRA's Toronto facility or such other location as BID.COM may reasonably request, and (iii) payment shall be made as to 30% of the purchase price, by cash, certified cheque, bank draft or money order, and as to the balance, by irrevocable, transferable letter of credit, in each case delivered with the order.

5.       BID.COM Promotion

BID.COM will actively market and promote the sale of the Players and the SoundCards in a commercially reasonable fashion with a view to maximizing the profit earned by BID.COM on the sale of Players and SoundCards and maximizing the volume of Players and SoundCards ordered from MICRA, subject to BID.COM's merchandising, inventory control and promotional techniques. BID.COM shall consult with and advise MICRA of its proposed pricing policy and any changes thereto.

6.       MICRA

Notwithstanding any other provision of this agreement, nothing herein shall restrict, impair or otherwise limit MICRA's right and ability to market, distribute and sell the Players and Soundcards to any customer which markets, distributes or sells or intends to market, distribute or sell its products and services through Electronic Distribution, provided that:

(a) such customer is not engaged primarily in the business of marketing, distributing and selling products and services through Electronic Distribution;


(b) MICRA advises such customers of the rights held by BID.COM and introduces BID.COM to such customers to facilitate negotiations by BID.COM of exclusive sales by way of Electronic Distribution; and

(c) MICRA takes all action it reasonably deems necessary to prevent an infringement of the rights held by BID.COM by any of MICRA's customers.

7.       Rights of Other Parties

Except in respect of any SoundCards which may be manufactured from time to time at the specific request of BID.COM, MICRA shall be responsible for obtaining all consents, licences, rights or permits required to manufacture and to sell the SoundCards and the Players throughout the world and shall ensure that all royalties, fees and any other expenses are accounted for and paid. MICRA's aggregate liability for costs or damages under this agreement shall be limited to the purchase price for the Players and SoundCards purchased hereunder. MICRA shall not be liable for any indirect, incidental, special or consequential damages in connection with or arising out of the sale or use of the Player and SoundCards.

8.       Termination

Either MICRA or BID.COM (the "Terminating Party") may terminate this agreement:

(a) on 60 days written notice provided that:


(i) the other party has committed a material breach of its obligations under this agreement including, for greater certainty, the failure to satisfy any sales targets established by MICRA and BID.COM pursuant to subsection 4(1)(c);


(ii) the Terminating Party has given written notice to the other party of the material breach together with sufficient information about the breach to permit the other party to respond to the notice; and

(iii) the other party has not cured the breach within 60 days of the date of the receipt of the notice by the order party, or

(b) immediately, if the other party is declared bankrupt or insolvent or files for voluntary bankruptcy, insolvency or similar creditor protection or otherwise ceases to carry on its business.

9.       Intellectual Property

(a) All patents, trade secrets, copyright, trademarks, trade names, service marks, quality designations and other proprietary words, symbols and technology of MICRA (collectively, "Intellectual Property") are and remain the exclusive property of MICRA, whether or not specifically registered or recognized under applicable law. BID.COM will not take any action that jeopardizes MICRA's rights in, or acquire any right to, the Intellectual Property except the limited rights specified below in paragraph 9(b).


(b) BID.COM may use the trademarks, tradenames, service marks and quality designations (collectively, the "Trademarks") exclusively to advertise and promote the Player and Soundcards. All advertisements and promotional materials shall (i) clearly identify MICRA as the owner of the Trademarks, (ii) conform to MICRA's current trademark and logo type guidelines, and (iii) otherwise comply with any applicable notice or marking requirement.


(c) Before publishing or disseminating any advertisement or promotional material bearing a Trademark, BID.COM shall deliver a copy of the advertisement or promotional materials to MICRA for approval. If MICRA gives notice within five
(5) business days of delivery that the proposed use of its Trademark is inappropriate, BID.COM shall refrain from placing the advertisement or promotional materials in circulation.

(d) BID.COM shall immediately notify MICRA if it learns (i) of any potential infringement of MICRA's right in and to the Intellectual Property by a third party, or (ii) the use of Intellectual Property may infringe the proprietary rights of a third party.


10.      Confidentiality

(a) Each party acknowledges that it may disclose to the other, in connection to the performance of this agreement, data or other information which is confidential or proprietary, the disclosure of which to or use by any unauthorized party may be damaging (collectively, the "Confidential Information"). No Confidential Information of a party shall be disclosed by the other party to any person, except those of its employees or agents having a need to know for the purposes contemplated by this agreement. If either party discloses any of its Confidential Information to the other party, the party receiving the Confidential Information shall (i) maintain it in confidence; (ii) use at least the same degree of care in maintaining its secrecy as it uses in maintaining the secrecy of its own proprietary confidential and trade secret information, but in no event with less care than is reasonable given the nature of the information; (iii) use it only to fulfil its obligations under this agreement unless hereinafter agreed in writing by the other party; and (iv) return all copies, notes, packages, diagrams, computer memory media and other materials containing any portion of the Confidential Information to the disclosing party upon its reasonable request given the rights and obligations of the parties hereunder.


(b) Neither party shall have any obligations of non-disclosure concerning any portion of the Confidential Information of the other party of which (i) is known or independently developed by the non-disclosing party before receipt, directly or indirectly, from the disclosing party; (ii) is lawfully obtained, directly or indirectly, by the non-disclosing party under no obligation of confidentiality from a third party acting in good faith; or (iii) is or becomes publicly available other than its result to act or failure to act by the non-disclosing party, its agent or employees.


11.      General

(a) This agreement shall be governed by the laws of the Province of Ontario and the parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of the subject matter hereof.


(b) MICRA and BID.COM are independent contractors and neither is the agent, representative, partner or joint venturer of the other.

(c) If any provision of this agreement is deemed to be invalid or unenforceable, that provision shall be severed from this agreement and the remainder of this letter agreement shall remain in full force and effect. If such severed provision is fundamental to the relationship governed by this agreement, then either party shall have the right to terminate the distributorship and related rights as if the severance of such provision was a material breach of this letter agreement and such termination may only be effected in accordance with
Section 8 above.

(d) This agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements. This agreement may be amended only in writing signed by both parties.

(e) Neither party may transfer or assign this agreement, or any part hereof, without the prior written approval of the other, not to be unreasonably withheld; provided, however, that MICRA may transfer or assign this agreement to a third party without the prior written consent of BID.COM so long as the assignment or transfer is in connection with the sale or transfer of all or substantially all of the assets of MICRA and the assignee agrees in writing to be bound by the terms and conditions of this agreement.

(f) This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) The provisions of Sections 7, 9, 10 and 11(a) shall survive any termination of this agreement.

(h) Any notice required or permitted hereunder shall be deemed given when personally delivered or sent by facsimile properly addressed to the party to receive the notice at the following address or any other address given to the other party as provided in this paragraph:

         if to BID.COM:

         Bid.Com International Inc.
         2701 North Rocky Point Drive
         Suite 510
         Tampa, Florida
         33607-5917

         Attention:        Jeff Lymburner
         Facsimile:        (813) 636-8026

         Bid.Com International Inc.
         6725 Airport Road
         Suite 201
         Mississauga, Ontario
         L4V 1V2

         Attention:        Paul Godin
         Facsimile:        (905) 672-7514

         if to MICRA:

         Micra Soundcards
         135 West Beaver Creek Road
         Richmond Hill, Ontario
         L4B 1C6

         Attention:        Dieter Doederlein
         Facsimile:        (905) 669-6778

IN WITNESS WHEREOF the parties have executed this agreement as of the day and year first written above.

                                MICRA SOUNDCARDS INC.

                                Per: (signed) "Dieter Doederlein"
                                     ---------------------------------------
                                        Dieter Doederlein


                                BID.COM INTERNATIONAL INC.

                                Per: (signed) "Jeff Lymburner"
                                     ---------------------------------------
                                         Jeff Lymburner

                                                         SCHEDULE "A"

                                               PRICING GUIDELINES AND TECHNICAL
                                               --------------------------------
                                                Specifications for Soundcards
                                                -----------------------------

 ($ in U.S. funds and for 12 second message only)

Quantity:              2,500       5,000         10,000       25,000        50,000          100,000
         Masking:      $    3,500  $     3,500   $     3,500  $     3,500           0               0

         Cost/card:          7.26         3.81          1.59         1.41   $    1.19       $    1.15
         Packaging:           .35          .35           .35          .35         .35             .35
         Royalties:          2.25         2.00          1.75         1.50        1.00            1.00
                       ----------  -----------   -----------  -----------   ---------       ---------

Cost to BID.COM        $     9.86  $      6.16   $      3.69  $      3.26   $    2.72       $    2.50

Players cost $2.50 each, including batteries.

Set forth below are the parameters if BID.COM wishes to produce its own licensed SoundCards.

Required materials:

 .        Art on Mac Illustrator 6.0

 .        Film on CD Disc or Zip, 150-line screen. (Die lines and crop marks will be supplied by MICRA).

         .        Bleed or borders are not subject to increases or discounts.

Timing:

 .        DAT tape: E-Prom available within 7 to 10 days.

 .        The voice chips take at least 35 days; production is at 300,000 a week, building to 1 million per week in January 1999.

Other Specifications:

 .        Cards measure 2.5 x 3.5 inches.

 .        Caliper for stand-alone card: 3 mm; for player card: 2 mm.

 .        Weight: cards: 0.05 lbs.; player: 0.20 lbs.

 .        All product is F.O.B. Toronto and bulk packed, unless otherwise requested:

-        cards are in 1.5 mill poly bags.

-        players are bubble packed.

 .        Terms are 30% with order and irrevocable and transferable LC for balance, payable 30% when goods clear North American customs and 40% upon delivery to BID.COM's warehouse.